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                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                               Washington D. C.  20549

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                                       FORM 8-K

                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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          Date of Report (Date of earliest event reported):  August 29, 1997

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                          VISTA Information Solutions, Inc.
                (Exact name of registrant as specified in its charter)

    Minnesota                     0-20312                  41-4293754
    ---------                     -------                  ----------
 (State or other          (Commission File Number)       I.R.S. Employer
 jurisdiction of                                        Identification No.
  incorporation)

 5060 SHOREHAM PLACE, #300, SAN DIEGO, CA             92122
 (Address of principal executive office)            (Zip Code)


                                    (619) 450-6100
                 (Registrant's telephone number, including area code)


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Item 5.  OTHER EVENTS.

    On August 29, 1997, VISTA Information Solutions, Inc. (the "Company") issued 2,500 shares of Series E Convertible Preferred Stock ("Series E") and 2,500 shares of Series F Convertible Preferred Stock ("Series F"), both with a par value of $0.01 per share, to Sirrom Capital Corporation d/b/a Tandem Capital ("Sirrom) at a stated value and purchase price of $1,000.00 per share for an aggregate gross purchase price of $5,000,000.00. Sirrom shall be entitled to receive quarterly dividends of $30.00 per share which will increase by $5.00 per share for each year after August 31, 2002. Shares of Series E are convertible into the Company's Common Stock at an initial conversion price of $2.75 per share. If the Company does not successfully close a registered public offering of Common stock in which, (i) the gross proceeds of the offering are at least $15,000,000.00 and (ii) the offering price per share is greater that $4.00 (a "Qualified Offering"), the conversion price shall be adjusted to $2.00 per share. Shares of Series F shall be convertible into Common Stock on or after the earlier of the closing of a Qualified Offering or July 1, 1998 at an initial conversion price of (i) 75 percent of the offering price in a successfully closed Qualified Offering or (ii) in the event the Qualified Offering is not closed prior to July 1, 1998, 75 percent of the average closing bid price for the Common Stock for the 20 consecutive trading days prior to June 30, 1998. Series E stock may be redeemed, at the option of the Company, at any time, provided the average closing bid price of the Company's Common Stock for the 20 consecutive trading days preceding the date of the redemption notice exceeds 200 percent of the Series E conversion price. Series F stock may be redeemed, at the option of the Company, at any time on or after June 30, 1998 provided the average closing bid price of the Company's Common Stock for the 20 consecutive trading days preceding the date of the redemption notice exceeds 200 percent of the Series F conversion price.

    The effect of the sale of the shares of Series E and Series F Preferred Stock increases the Company's shareholders' equity, on a pro forma basis, to approximately $2,525,685. Attached hereto, marked Exhibit 99.1, is a Balance Sheet and Statement of Operations, as of July 31, 1997, giving pro forma effect to the issuance of the shares. Actual and pro forma operating results for the seven months ended July 31, 1997 are not necessarily indicative of the financial position or the operating results that would have occurred at July 31, 1997 or that will be achieved for the year or any other period. These statements should be read in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Company's Quarterly Reports on Form 10-QSB for the six months ended March 31, 1997 and for the quarter ended June 30, 1997. The increase in the Company's equity, as a result of the sale of these shares, will enable the Company to be in compliance with the capital requirements of NASDAQ, and thus remain listed on NASDAQ's SmallCap Market.

    The Company intends to use a portion of the net proceeds from the sale of the above mentioned shares for working capital purposes and has used approximately $2,800,000 of the proceeds to retire the 1996 and 1997 Secured Promissory Notes to SIRROM Capital. Payment of this indebtedness will cause the Company to amortize the remaining value ascribed to warrants issued to SIRROM in connection with the above mentioned Secured Promissory Notes. The Company also intends to use a portion of net proceeds to retire the remaining balance of the Factoring Loan Agreement with Silicon Valley Bank.


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    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             VISTA INFORMATION SOLUTIONS, INC.
                             (registrant)



Dated:  August 29, 1997                By:  /s/ Thomas R. Gay
                                            ----------------------------
                                            Thomas R. Gay
                                            (Chief Executive Officer)


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                                    EXHIBIT INDEX


Item No.   Description                                Method of Filing
-------    -----------                                ----------------
99.1       Pro Forma Consolidated Balance Sheets
           and Statement of Operations and Notes
           to Consolidated Pro Forma Financial        Filed herewith page 5.
           Statements.

99.2       Stock Purchase Agreement dated
           August 29,1997.                            Filed herewith page 9.

99.3       Registration Rights Agreement dated
           August 29, 1997                            Filed herewith page 45.

99.4       Press Release dated August 11, 1997.       Filed herewith page 57.

99.5       Press Release dates September 2, 1997.     Filed herewith page 58.


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